EXHIBIT 99 (j)(2)

December 30, 2002

PIMCO Funds: Pacific Investment Management Series 840 Newport Center Drive Newport Beach, California 92660

Re:	PIMCO Funds: Pacific Investment Management Series
(File Nos. 33-12113 and 811-5028)

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO Funds: Pacific Investment Management Series (“Trust”), a statutory trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with Post-Effective Amendment No. 74 to the Trust’s Registration Statement on Form N-1A (“Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of its authorized Advisor Class and Class R shares of beneficial interest (“Shares”) under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Statement of Additional Information of the Registration Statement to be dated on or about December 31, 2002 and in any revised or amended versions thereof, under the caption “Legal Counsel.” In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/    Dechert